EXHIBIT 10.1

October 12, 2010

William Farber
RR 1 Box 1281
Carbondale, PA. 18407

Dear Bill

In anticipation of the closing (the “Closing Date”) of the contemplated merger of Comm Bancorp, Inc. (“CBI”) with and into F.N.B. Corporation (“FNB”), the parties hereto agree to the following terms and conditions:

1)	This agreement is acknowledged by FNB and William F. Farber, Sr., to be a supplemental agreement and not an agreement to be substituted for the Executive Employment Agreement dated March 1, 2010 entered into between CBI and William F. Farber, Sr.

2)	The severance payments to be paid to Mr. Farber as recited in his employment agreement with CBI is to be paid to him on the 1st day of the 7th month after his employment is terminated. Upon the 1st day of the 7th month following his termination of employment, Mr. Farber is to receive the accumulated 6 month payments together with interest as determined under the applicable section(s) of the Internal Revenue Code.

3)	With regard to whatever payments are paid to Mr. Farber under the terms of this Supplemental Agreement and the initial Executive Employment Agreement referenced herein William F. Farber, Sr., agrees and acknowledges that his taxes imposed with respect to change of control and severance payments and/or severance benefits shall be Mr. Farber’s responsibility alone.

4)	The severance payments and/or benefits which is referenced in the Executive Employment Agreement as past retirement payments and/or benefits William F. Farber, Sr., is to receive under the terms of that Agreement and this Supplemental Agreement is conditioned upon his remaining employed by FNB through the period of the closing of the merger of CBI with and into FNB and continuing through that period upon which FNB converts CBI’s core processing system to FNB’s system.

William F. Farber, Sr.

October 12, 2010

In the event William F. Farber, Sr., fails to comply with what is expected of him to remain employed with FNB during the critical time periods referenced hereinabove then FNB shall have no obligation to pay Mr. Farber any severance or change of control payment(s) unless FNB terminates Mr. Farber before or during the time periods recited and referenced above.

/s/ William F. Farber, Sr.
William F. Farber, Sr.

Date:10/12/10